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                                    AVIRON


                           297 NORTH BERNARDO AVENUE
                            MOUNTAIN VIEW, CA 94043
                             PHONE (415) 919-6500
                              FAX (415) 919-6610

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For Immediate Release:

                     AVIRON ADOPTS SHAREHOLDER RIGHTS PLAN

MOUNTAIN VIEW, CA, OCTOBER 8, 1997 -- Aviron (NASDAQ National Market:AVIR) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of October 23, 1997, will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Aviron stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Aviron. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 20 percent or more of Aviron's Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of Aviron's Common Stock, all rightsholders except the buyer will be entitled to acquire Aviron's Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of Aviron's Common Stock without negotiations with the Board.

The rights will trade with Aviron's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Aviron's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20 percent of the Aviron Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

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Aviron is an emerging biopharmaceutical company based in Mountain View,
California, whose strategy is to focus on the prevention of disease. The Company's goal is to develop vaccines to prevent a wide range of viral infections that affect the general population. The majority of the Company's programs are live vaccines against viral infections, including influenza, parainfluenza (the cause of croup), cytomegalovirus (CMV), genital herpes and respiratory syncytial virus (RSV). Aviron is also developing -- in collaboration with SmithKline Beecham Biologicals -- a subunit vaccine against Epstein-Barr Virus (EBV) infection, a major cause of infectious mononucleosis.